EXHIBIT 99.1
2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6835
For further information, contact:

LINDSAY CORPORATION:
INVESTOR RELATIONS:	HALLIBURTON
David Downing	Jeff Elliott or Geralyn DeBusk
SVP and CFO	972-458-8000
402-827-6235
Lindsay Manufacturing Co. Announces Name Change to Lindsay Corporation
OMAHA, NEB., December 11, 2006— The Board of Directors of Lindsay Manufacturing Co. (NYSE: LNN), a leading manufacturer of irrigation systems and infrastructure products, announced today that it has changed the Company’s name to “Lindsay Corporation.” There will be no change to the Company’s CUSIP number, and the Company’s common stock will continue to be listed on the New York Stock Exchange under its current ticker symbol “LNN.” The name change will be effective December 11, 2006.
“Our new corporate name reflects the strategic global expansion of the Company. While manufacturing is a core function and capability of the Company, the majority of our revenues are generated through meeting customers’ needs for products and services, supported by design, engineering, financing, and after-market services. The products and services of Barrier Systems, Inc., acquired in June of this year, is an example of the Company’s broader scope of operations,” said Rick Parod, Lindsay’s president and chief executive officer. “As Lindsay Corporation, we look forward to continuing our growth organically and through acquisitions.”
About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn, and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiary, Barrier Systems Inc. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At November 2, 2006, Lindsay had approximately 11.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.